                                                                    EXHIBIT 23.0

              Consent of Independent Certified Public Accountants
              ---------------------------------------------------


We hereby consent to the incorporation by reference in the Registration Statement (No. 333-41085) on Form S-8 of Delphos Citizens Bancorp, Inc. of our report, dated October 20, 2000, related to the consolidated statements of financial condition of Delphos Citizens Bancorp, Inc. as of September 30, 2000 and 1999 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended September 30, 2000, which report is incorporated by reference in the Annual Report on Form 10-K for the year ended September 30, 2000.

                                              /s/ Crowe, Chizek and Company LLP
                                              Crowe, Chizek and Company LLP

Columbus, Ohio
November 20, 2000